SECOND AMENDMENT TO STOCK ACQUISITION AGREEMENT

      Second Amendment to Stock Acquisition Agreement dated as of this 8th day of July, 1998 by and among BARCLAY INVESTMENTS, INC., a New Jersey corporation having an address c/o Redstone Capital Corp., 280 Park Avenue, 21st Floor West, New York, New York 10017 ("Purchaser"), Charles P. Siebert ("Shareholder"), CPS Trailer Company, Inc. ("Trailer") and CPS Enterprises, Inc. ("Enterprises"), both Missouri corporations of 500 Rosati Street, Oran, Missouri 63771 (Trailer and Enterprises collectively hereinafter "CPS").

      WHEREAS, Purchaser, Shareholder, Trailer and Enterprises are parties to a Stock Acquisition Agreement dated as of January 30, 1998, as amended by First Amendment to Stock Purchase Agreement dated June 10, 1998 (collectively the "Original Agreement"); and

      WHEREAS, the Original Agreement called for a Closing Date on or before July 15, 1998; and

      WHEREAS, CPS has been threatened with a lawsuit relating to an accident in Alabama involving a trailer manufactured by CPS (the "Lawsuit"), an adverse determination in which could have material financial impact on CPS; and

      WHEREAS, the parties desire to extend the Closing Date to allow time for the attempted settlement of the Lawsuit and take certain other actions in connection with the Lawsuit;

      NOW THEREFORE, it is hereby agreed as follows:

      1. Closing Date. Paragraph 4 of the Original Agreement shall be amended such that the Closing Date shall be further postponed to a day selected by Purchaser on or before the close of business September 15, 1998 or at such other date as the parties shall otherwise mutually agree upon.

      2. Adjustment to Purchase Price. It is understood that CPS is endeavoring to settle the Lawsuit. In the event CPS settles the Lawsuit, the cash consideration to be paid by Purchaser pursuant to Paragraph 3.1(a) of the Original Agreement shall be increased by the lesser of one-half of the settlement amount or $250,000; provided, however, that (i) the full amount of the settlement shall be treated as an expense for purposes of determining the net income of CPS pursuant to Paragraph 3.1(b) of the Original Agreement, (ii) no part of the credit described in Paragraph 5.37 of the Original Agreement (the "Basket") shall be applied against the settlement amount, and (iii) the amount of the Basket shall not be reduced as a result of the settlement. Thus, for example, if the Lawsuit is settled for $400,000, the cash portion of the purchase price under Paragraph 3.1(a) of the Original Agreement would be increased by $200,000, but the net income of CPS under Paragraph 3.1(b) would be reduced by $400,000.

      3. Failure to Settle Lawsuit. As soon as practicable following execution of the Amendment, Purchaser shall pay an additional $250,000 to Shareholder's attorney to
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be held in escrow in accordance with Paragraph 3.2 of the Original Agreement and this Amendment. In the event CPS fails to settle the Lawsuit on or before September 15, 1998 for $1,000,000 or less, Purchaser, in its sole discretion, may elect to not go forward with the purchase of CPS, and Purchaser in such event shall receive back its $370,000 deposit (with interest earned thereon) and neither party shall have any further rights or obligations under the Original Agreement. In the event CPS settles the Lawsuit on or before September 15, 1998, and Purchaser fails to purchase CPS in accordance with the Original Agreement and this Amendment, and CPS and Shareholder are otherwise in compliance with the Stock Acquisition Agreement, Shareholder in such event shall be entitled to retain the full amount of the $370,000 deposit (with interest thereon).

      4. Termination. Paragraph 13.2 of the Original Agreement is hereby amended to change the dates therein to September 15, 1998.

      5. Representations. Paragraph 5.2(a) is hereby modified to reflect the fact that the stock of Trailer and of Enterprise do have pre-emptive rights.

      6. Agreement in Full Force and Effect. Except as modified herein, the Original Agreement shall remain in full force and effect.

      7. Definitions. The capitalized terms used herein and not otherwise defined shall have the same meaning as in the Original Agreement.

      8. Facsimile Signatures Binding. It is agreed that facsimile signatures on this Amendment shall be binding.

      IN WITNESS WHEREOF, the undersigned have executed this Amended Stock Acquisition Agreement as of the date first written above.

CPS ENTERPRISES, INC.                    CPS TRAILER COMPANY) INC.


By: /s/ Charles P. Siebert               By: /s/ Charles P. Siebert
    --------------------------               --------------------------------
    Charles P. Siebert                       Charles P. Siebert
    President                                Chief Executive Officer


Selling Shareholder:

                                         By: /s/ Charles P. Siebert
                                             --------------------------------
                                             Charles P. Siebert, Individually


Purchasers:                              BARCLAY INVESTMENTS, INC.


                                         By: /s/ Andrew A. Levy
                                             --------------------------------
                                             Andrew A. Levy, President